Exhibit 16.1

December 22, 2021

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for China Index Holdings Limited (the “Company”) and, under the date of November 15, 2021, we reported on the combined and consolidated financial statements of the Company as of and for the years ended December 31, 2020 and 2019. On December 17, 2021, we were dismissed. We have read the Company’s statements in the press release furnished as Exhibit 99.1 to the Form 6-K dated December 22, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that:

(1)	on December 17, 2021, the Company appointed MaloneBailey, LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2021;

(2)	the change of the Company’s independent auditor was made after careful consideration and evaluation process and was approved by the board of directors of the Company (the “Board”) and the audit committee of the Board on December 17, 2021, and the Company is working closely with MaloneBailey, LLP to ensure a seamless transition.

(3)	during the two fiscal years ended December 31, 2020 and the subsequent period prior to the Company’s engagement of MaloneBailey, LLP, neither the Company nor anyone on its behalf has consulted with MaloneBailey, LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that would have been rendered on the Company’s combined and consolidated financial statements, and neither a written report nor oral advice was provided to the Company that MaloneBailey, LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, audit, or financial reporting issue, (ii) any matter that was the subject of a disagreement pursuant to Item 16F(a)(1)(iv) of the instructions to Form 20-F, or (iii) any reportable event pursuant to Item 16F(a)(1)(v) of the instructions to Form 20-F.

Very truly yours,

/s/ KPMG Huazhen LLP